EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statement (No. 333-102154) on Form S-8 of Performance Food Group Company of our report dated June 10, 2005, with respect to the statements of assets available for benefits of the Performance Food Group Company Employee Savings and Stock Ownership Plan as of December 31, 2004 and 2003, and the related statement of changes in assets available for benefits for the year ended December 31, 2004, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

Richmond, Virginia
June 29, 2005